Exhibit 99.1

Media Inquires: (312) 606-4356
Investor Relations: (312)606-4125

USG CORPORATION REPORTS FOURTH QUARTER 2004 NET SALES OF
$1.2 BILLION AND NET EARNINGS OF $85 MILLION;
NET EARNINGS FOR THE YEAR TOTAL $312 MILLION

     Fourth quarter 2004 vs. Fourth Quarter 2003

•	Net sales increased 26 percent

•	Net earnings rose 85 percent

•	Record shipments

     CHICAGO, February 1, 2005 — USG Corporation (NYSE:USG), a leading building products company, today reported fourth quarter 2004 net sales of $1.2 billion and net earnings of $85 million. Net sales and net earnings increased $242 million and $39 million, respectively, compared with the fourth quarter last year. Diluted earnings per share for the fourth quarter of 2004 were $1.97, compared with $1.07 in the fourth quarter of 2003.

     “USG’s businesses had a positive fourth quarter, finishing a year of solid performance,” said USG Corporation Chairman, President and CEO, William C. Foote.

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USG CORPORATION REPORTS FOURTH QUARTER RESULTS/2

     USG achieved a record $4.5 billion in net sales in 2004, an increase of $843 million compared with 2003. Net earnings for the year more than doubled to $312 million. Diluted earnings per share for the year were $7.26. Net sales and net earnings for 2003 were $3.7 billion and $122 million, respectively. Diluted earnings per share for 2003 were $2.82. Net earnings in 2003 were reduced by a non-cash, after-tax charge of $16 million, or $0.37 per share, related to the adoption of Statement of Financial Accounting Standards (SFAS) No. 143, “Accounting for Asset Retirement Obligations.” Earnings before the cumulative effect of this accounting charge were $138 million in 2003. Diluted earnings per share before this charge were $3.19.

     “At the start of 2004, we promised to focus on margin improvement and select growth opportunities. We were successful in these areas during the year and remain committed to this strategy in 2005,” stated Foote. “USG is well positioned to make further gains in what continues to be a favorable housing market.”

Core Business Results

North American Gypsum

     USG’s North American Gypsum business recorded net sales of $728 million and an operating profit of $120 million in the fourth quarter. Net sales increased by 23 percent compared with the fourth quarter of 2003, while operating profit improved 88 percent.

     United States Gypsum Company reported net sales of $645 million and operating profit of $97 million in the fourth quarter. Compared with the fourth quarter of 2003, net sales increased 22 percent while operating profit more than doubled. The increase in sales and profits was primarily

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USG CORPORATION REPORTS FOURTH QUARTER RESULTS/3

attributable to record fourth quarter shipments and higher realized selling prices for Sheetrock® Brand gypsum wallboard. Also contributing to the improved results were record fourth quarter shipments and higher pricing for complementary products.

     U.S. Gypsum’s nationwide average realized price of gypsum wallboard was $132.02 per thousand square feet during the fourth quarter. This is 25 percent higher than in the same period a year ago and 3 percent higher than in the preceding quarter. Gypsum wallboard profit margins improved due to higher pricing levels despite higher energy and wastepaper costs. The higher fourth quarter prices reflect strong demand for wallboard and wallboard industry capacity utilization rates that exceeded 90 percent.

     U.S. Gypsum sold record volumes of Sheetrock Brand gypsum wallboard in the fourth quarter and full year. Wallboard shipments in the fourth quarter totaled 2.75 billion square feet, up from 2.65 billion square feet in last year’s record fourth quarter. U.S. Gypsum’s wallboard shipments for all of 2004 were 11.0 billion square feet, up 6 percent from last year’s record level.

     The company continued the profitable growth of its complementary products. Shipments of Sheetrock Brand joint treatment products, Durock® Brand cement board products and Fiberock® Brand gypsum fiber panels set annual records and were the highest for any fourth quarter in U.S. Gypsum’s history. Margins improved in each product line as well.

     The gypsum division of Canada-based CGC Inc. reported fourth quarter 2004 net sales of $83 million, an increase of 22 percent over the same period a year ago. Operating profit was $15 million, an increase of $5 million compared with last year’s fourth quarter results. The increases in sales and profits were primarily due to higher shipments and pricing for gypsum wallboard.

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USG CORPORATION REPORTS FOURTH QUARTER RESULTS/4

Worldwide Ceilings

     USG’s Worldwide Ceilings business reported fourth quarter 2004 net sales and operating profit of $164 million and $7 million, respectively. Net sales improved by $15 million, while operating profit declined by $3 million compared with last year’s fourth quarter.

     USG Interiors’ net sales increased $6 million to $115 million in the quarter. The increase in net sales reflects higher selling prices for ceiling grid and tile. Operating profit for the fourth quarter was $2 million, a decrease of $6 million compared with the fourth quarter of 2003. The decline was principally due to lower shipments of ceiling grid and the effects of higher steel costs. Steel is a major component in the production of ceiling grid and in the first half of 2004 market concerns over a global steel shortage and rising steel costs led to a surge in demand for ceiling grid. In the second half of 2004 demand for grid dropped sharply as a result of the pre-buying in the first half. In addition, the cost of steel rose throughout the year leading to higher costs to produce grid and inventory steel. These unfavorable factors were partially offset by higher selling prices for ceiling tile and grid during the quarter.

     USG International reported sales and operating profit of $50 million and $3 million, respectively, in the fourth quarter of 2004. This compared with sales of $41 million and break-even operating profit for the same period a year ago. The profit improvement was primarily due to increased demand for ceiling grid in Europe. Fourth quarter 2003 results also included a $1 million writedown related to a previously closed ceiling tile plant in Aubange, Belgium. The ceilings division of Canada-based CGC Inc. attained sales of $11 million and $2 million in operating profit. This compared with $12 million in sales and $2 million in operating profit in last year’s fourth quarter.

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USG CORPORATION REPORTS FOURTH QUARTER RESULTS/5

Building Products Distribution

     L&W Supply, USG’s building products distribution business, reported record fourth quarter 2004 net sales of $452 million and operating profit of $27 million. Sales increased $118 million, while operating profit improved by $15 million, compared with the fourth quarter of 2003. The improved results reflect higher selling prices for gypsum wallboard and record fourth quarter shipments of gypsum wallboard and complementary products. L&W’s fourth quarter gypsum wallboard prices were up 21 percent compared with the same period last year. Gypsum wallboard shipments increased 6 percent versus the fourth quarter of 2003.

Business Outlook

     The Corporation’s markets in 2004 were exceptionally strong, and the outlook for 2005 is also positive. However, a decline in housing starts and increasing interest rates could reduce the level of demand from both the new housing and residential remodeling markets. While office vacancy rates currently remain at relatively high levels, the commercial construction market is showing signs of improvement. On the cost side, the Corporation expects costs of energy, raw materials and employee benefits to remain high.

Other Consolidated Information

     Selling and administrative expenses totaled $79 million and $317 million in the fourth quarter and full year 2004, respectively. These expenses were down $6 million versus the fourth quarter of 2003 and down $7 million versus 2003. For the fourth quarter and full year 2004, selling and administrative expenses as a percent of net sales were 6.8 percent and 7.0 percent, respectively. This

USG CORPORATION REPORTS FOURTH QUARTER RESULTS/6

compared with the 2003 selling and administrative expenses as a percent of net sales of 9.2 percent and 8.8 percent for the fourth quarter and full year, respectively.

     Interest expense for the fourth quarter and 12 months of 2004 was $1 million and $5 million, respectively. For the same periods in 2003, interest expense was $1 million and $6 million, respectively. Under AICPA Statement of Position 90-7 (“SOP 90-7”), “Financial Reporting by Entities in Reorganization under the Bankruptcy Code,” virtually all of USG’s outstanding debt is classified as liabilities subject to compromise, and interest expense on this debt has not been accrued or recorded since USG’s bankruptcy filing.

     For the fourth quarter, USG’s Chapter 11 reorganization expenses of $2 million reflected $7 million of legal and financial advisory fees, partially offset by $5 million of interest income earned by the USG companies in Chapter 11. Under SOP 90-7, interest income on USG’s bankruptcy-related cash is offset against Chapter 11 reorganization expenses. In 2004, USG’s Chapter 11 reorganization expenses totaled $12 million, reflecting $24 million of legal and financial advisory fees, partially offset by $12 million of bankruptcy-related interest income.

     As of December 31, 2004, USG had $1.2 billion of cash, cash equivalents, restricted cash and marketable securities, up from $947 million as of December 31, 2003, and $1.1 billion on September 30, 2004. Capital expenditures for the fourth quarter and 12 months of 2004 were $58 million and $138 million, respectively. Capital expenditures for the same periods in 2003 were $50 million and $111 million, respectively.

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USG CORPORATION REPORTS FOURTH QUARTER RESULTS/7

Chapter 11 Reorganization

     USG and its principal domestic subsidiaries (collectively “USG”) filed voluntary petitions for reorganization under Chapter 11 of the United States Bankruptcy Code on June 25, 2001. This action was taken to resolve asbestos claims in a fair and equitable manner, protect the long-term value of the businesses, and maintain market leadership positions.

     Judge Joy Flowers Conti, a district court judge who was recently assigned to USG’s chapter 11 cases, entered an order in December stating that she will hear matters relating to estimation of USG’s liability for asbestos personal injury claims. At this time it has not been determined how the estimation process will proceed and what issues will be considered. An initial hearing to hear arguments regarding the method that the court should use to estimate asbestos personal injury liability has been scheduled for March 31, 2005.

     USG Corporation is a Fortune 500 company with subsidiaries that are market leaders in their key product groups: gypsum wallboard, joint compound and related gypsum products; cement board; gypsum fiber panels; ceiling panels and grid; and building products distribution. For more information about USG Corporation, visit the USG home page at www.usg.com.

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This press release contains forward-looking statements related to management’s expectations about future conditions. The effects of USG’s Chapter 11 reorganization and the conduct, outcome and costs of the Chapter 11 cases, as well as the ultimate costs associated with the corporation’s asbestos litigation, including the possible impact of any asbestos-related legislation, may differ from management’s expectations. Actual business, market or other conditions may also differ from management’s expectations and accordingly affect the corporation’s sales and profitability or other results. Actual results may differ due to various other factors, including economic conditions such as the levels of construction activity, employment levels, interest rates, currency exchange rates and consumer confidence; competitive conditions such as price and product competition; shortages in raw materials; increases in raw material, energy and employee benefit costs; loss of one or more significant customers; and the unpredictable effects of acts of terrorism or war upon domestic and international economies and financial markets. USG Corporation assumes no obligation to update any forward-looking information contained in this press release.

USG CORPORATION
CONSOLIDATED STATEMENT OF EARNINGS
(dollars in millions except per share data)
(Unaudited)

	Three Months		Twelve Months
	ended December 31,		ended December 31,
	2004	2003	2004	2003
Net sales	$1,169	$927	$4,509	$3,666
Cost of products sold	953	780	3,672	3,121

Gross profit	216	147	837	545
Selling and administrative expenses	79	85	317	324
Chapter 11 reorganization expenses	2	4	12	11

Operating profit	135	58	508	210
Interest expense	1	1	5	6
Interest income	(2)	(1)	(6)	(4)
Other income, net	(3)	(4)	—	(9)

Earnings before income taxes and cumulative effect of accounting change	139	62	509	217
Income taxes	54	16	197	79

Earnings before cumulative effect of accounting change	85	46	312	138

Cumulative effect of accounting change, net of tax	—	—	—	(16)

Net earnings	85	46	312	122

Basic earnings per common share:
Before cumulative effect of accounting change	1.98	1.07	7.26	3.19
Cumulative effect of accounting change	—	—	—	(0.37)

Basic earnings per common share	1.98	1.07	7.26	2.82

Diluted earnings per common share:
Before cumulative effect of accounting change	1.97	1.07	7.26	3.19
Cumulative effect of accounting change	—	—	—	(0.37)

Diluted earnings per common share	1.97	1.07	7.26	2.82

Other Information:
Depreciation, depletion and amortization	37	32	120	112
Capital expenditures	58	50	138	111
Dividends paid per common share	—	—	—	—
Average common shares	43,092,836	43,049,917	43,024,534	43,075,361
Average diluted common shares	43,236,878	43,050,931	43,024,534	43,075,517

USG CORPORATION
CORE BUSINESS RESULTS
(dollars in millions)
(Unaudited)

	Three Months		Twelve Months
	ended December 31,		ended December 31,
	2004	2003	2004	2003
Net Sales:
North American Gypsum:
U.S. Gypsum Company	$645	$528	$2,474	$2,076
CGC Inc. (gypsum)	83	68	297	256
Other subsidiaries*	49	39	178	141
Eliminations	(49)	(44)	(196)	(174)

Total	728	591	2,753	2,299

Worldwide Ceilings:
USG Interiors, Inc.	115	109	488	446
USG International	50	41	200	168
CGC Inc. (ceilings)	11	12	51	45
Eliminations	(12)	(13)	(51)	(52)

Total	164	149	688	607

Building Products Distribution:
L&W Supply Corporation	452	334	1,738	1,295

Eliminations	(175)	(147)	(670)	(535)

Total USG Corporation	1,169	927	4,509	3,666

Operating Profit:
North American Gypsum:
U.S. Gypsum Company	97	48	348	157
CGC Inc. (gypsum)	15	10	49	33
Other subsidiaries*	8	6	31	19

Total	120	64	428	209

Worldwide Ceilings:
USG Interiors, Inc.	2	8	42	31
USG International	3	—	12	2
CGC Inc. (ceilings)	2	2	8	6

Total	7	10	62	39

Building Products Distribution:
L&W Supply Corporation	27	12	103	53

Corporate	(17)	(21)	(73)	(77)
Chapter 11 reorganization expenses	(2)	(4)	(12)	(11)
Eliminations	—	(3)	—	(3)

Total USG Corporation	135	58	508	210

*Includes USG Mexico, S.A. de C.V., a building products business in Mexico, Gypsum Transportation Limited, a shipping company in Bermuda, and USG Canadian Mining Ltd., a mining operation in Nova Scotia.

USG CORPORATION
CONSOLIDATED BALANCE SHEETS
(dollars in millions)
(Unaudited)

	As of	As of
	December 31,	December 31,
	2004	2003
Assets
Current Assets:
Cash and cash equivalents	$756	$700
Short-term marketable securities	138	64
Restricted cash	43	7
Receivables (net of reserves — $14 and $15)	413	321
Inventories	338	280
Income taxes receivable	24	26
Deferred income taxes	25	43
Other current assets	53	57

Total current assets	1,790	1,498
Long-term marketable securities	312	176
Property, plant and equipment (net of accumulated depreciation and depletion — $878 and $816)	1,853	1,818
Deferred income taxes	152	178
Goodwill	43	39
Other assets	128	90

Total Assets	4,278	3,799

Liabilities and Stockholders’ Equity
Current Liabilities:
Accounts payable	270	202
Accrued expenses	224	206
Current portion of long-term debt	1	1
Income taxes payable	75	5

Total current liabilities	570	414
Long-term debt	—	1
Deferred income taxes	25	23
Other liabilities	417	429
Liabilities subject to compromise	2,242	2,243
Commitments and contingencies		—
Stockholders’ Equity:
Preferred stock	—	—
Common stock	5	5
Treasury stock	(256)	(258)
Capital received in excess of par value	417	414
Accumulated other comprehensive income (loss)	17	(1)
Retained earnings	841	529

Total stockholders’ equity	1,024	689

Total Liabilities and Stockholders’ Equity	4,278	3,799